THE INTEGRITY FUNDS

PLAN OF DISTRIBUTION AND SERVICE PURSUANT TO RULE 12b-1

WHEREAS, The Integrity Funds (the “Trust”), a Delaware Statutory Trust, engages in business as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, the Trust has established several separate series of shares, each of which represents a separate portfolio of investments, and may establish additional series of shares (each series of the Trust shall be referred to herein as a “Fund”); and

WHEREAS, the Trust had adopted a shareholder services plan pursuant to Rule 12b-1 under the Act on behalf of its existing shares of each Fund and the Board of Trustees of the Trust (the “Trustees”) had determined that there was a reasonable likelihood that adoption of such plan would benefit the Trust, each respective Fund and the shareholders thereof and each class and its shareholders; and

WHEREAS, the Trust has authorized an additional class of shares to be issued by each Fund to be designated Class I shares in addition to the Class A shares and Class C shares of each Fund and has adopted an amended multiple class plan pursuant to Rule 18f-3 (the “Multi-Class Plan”) under the 1940 Act to enable the classes to be granted different rights and privileges and to bear different expenses; and

WHEREAS, the Trust seeks to amend the plan to, among other things, update the name of the plan and reflect the new class structure and continued application of the plan to Class A shares and Class C shares of each Fund; and

WHEREAS, as described in the Multi-Class Plan, the purchase of Class A shares shall generally be subject to a front-end sales load and under certain circumstances a contingent deferred sales load, the purchase of Class C shares shall generally be subject to a contingent deferred sales load and Class I shares shall not generally be subject to a front‑end sales load or a contingent deferred sales load. Class A and Class C shares shall also be subject to distribution and/or services fees as adopted hereunder; and

WHEREAS, the Trust seeks to adopt this amended Plan of Distribution and Service pursuant to Rule 12b-1 under the Act (the “Plan”) on behalf of Class A shares and Class C shares of those Funds listed on Schedule A hereto, as such schedule may be amended from time to time, and the Trustees of the Trust and the Qualified Trustees (as defined below) have determined that there is a reasonable likelihood that adoption of this amended Plan will benefit the Trust, each respective Fund and its shareholders and each Class of each Fund and its shareholders; and

WHEREAS, the Trust employs Integrity Funds Distributor, LLC (the “Underwriter”), as underwriter for each Fund’s shares;

NOW, THEREFORE, the Trust hereby adopts, and the Underwriter hereby agrees to the terms of, this Plan in accordance with Rule 12b-1, on the following terms and conditions:

Section 1.	Annual Fee.

(a)

Each Fund is authorized to compensate the Underwriter for services performed and expenses incurred by the Underwriter in connection with the distribution of Class A and Class C shares of the respective Fund and for providing personal services and the maintenance of shareholder accounts.

	(b)	The amount of such compensation paid during any one year shall consist of:

For all Funds other than Williston Basin/Mid-North America Stock Fund:

(i) with respect to Class A shares, a distribution and/or service fee not to exceed 0.25% of the average daily net assets of the Class A shares of the respective Fund; and

(ii)

with respect to Class C shares, a service fee not to exceed 0.25% of the average daily net assets of the Class C shares of the respective Fund, plus a distribution fee not to exceed 0.75% of the average daily net assets of the Class C shares of the respective Fund.

For the Williston Basin/Mid-North America Stock Fund:

(i)

with respect to Class A shares, a service fee not to exceed 0.25% of the average daily net assets of the Class A shares of the Fund plus a distribution fee not to exceed 0.25% of the average daily net assets of the Fund’s shares; and

(ii)

with respect to Class C shares, a service fee not to exceed 0.25% of the average daily net assets of the Class C shares of the Fund, plus a distribution fee not to exceed 0.75% of the average daily net assets of the Class C shares of the Fund.

Such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees may determine.

Section 2.

Expenses Covered by Plan. The distribution fee applicable to Class A and Class C shares under Section 1 of the Plan may be used to compensate the Underwriter for services performed and expenses incurred in connection with the distribution of Class A and Class C shares, respectively. These expenses include, but are not limited to: (a) sales commissions and other fees paid, together with related financing costs, to brokers, dealers or other selling entities having a dealer agreement in effect (“Authorized Dealers” which may include the Underwriter) who sell Class A and Class C shares; (b) costs relating to the formulation and implementation of marketing and promotional activities including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (c) costs of printing and distributing prospectuses, statements of additional information and reports of the Fund to other than existing shareholders; (d) costs involved in preparing, printing and distributing advertising and sales literature; (e) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Fund may, from time to time, deem advisable; and (f) reasonable compensation for the Underwriter's services and other expenses, including allocable overhead expenses, such as salaries, rent, printing and communications.

Service fees applicable to Class A and Class C shares under Section 1 of the Plan may be spent by the Underwriter for personal services rendered to the Class A and Class C shareholders, respectively, and/or the maintenance of shareholder accounts. These expenditures may include, but shall not be limited to, payments made to, and expenses of, persons who provide support services in connection with the distribution of the respective Class shares including, but not limited to, office space and equipment, telephone facilities, answering routine inquiries regarding the Fund, assisting shareholders in interpreting confirmations, statements and other documents; assisting shareholders in redeeming shares; processing shareholder transactions and providing any other shareholder services not otherwise provided by the Fund’s transfer agent and for which “service fees” lawfully may be paid in accordance with applicable rules and regulations.

Section 3.

Activities of Adviser. Each Fund presently pays, and will continue to pay, an advisory fee to Viking Fund Management, LLC (the “Adviser”), pursuant to an investment advisory agreement between the Trust on behalf of the respective Fund and the Adviser (the “Advisory Agreement”). It is recognized that the Adviser may use its advisory fee revenue, as well as its past profits or its resources from any other source, to make payment to the Underwriter with respect to any expenses incurred in connection with the distribution of Fund shares, including the activities referred to in Section 2 hereof. To the extent that the payment of advisory fees by a Fund to the Adviser should be deemed to be indirect financing of any activity primarily intended to result in the sale of Class A or Class C shares within the meaning of Rule 12b-1, then such payment shall be deemed to be authorized by this Plan.

Section 4.

This Plan does not require the Underwriter to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Class A or Class C shares. Accordingly, the fee paid under this Plan is not dependent on expenses incurred and in any given year the Underwriter may have fewer expenses than the amount of the fee, thus creating a profit.

Section 5.

Approval by Trustees. Neither the Plan nor any related agreements will take effect until approved for that Fund by a majority vote of both (a) the full Board of Trustees of the Trust and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the “Qualified Trustees”), cast in person at a meeting called for the purpose of voting on the Plan or the related agreements or on such later date as determined by the Board of Trustees after the foregoing approval has been obtained.

Section 6.

Continuance of the Plan. The Plan will continue in effect for one year after its effective date and thereafter shall continue in effect for so long as its continuance is specifically approved at least annually by the Trust’s Board of Trustees in the manner described in Section 5 above.

Section 7.

Termination. The Plan may be terminated at any time with respect to a Fund or as to a given Class A or Class C shares by a majority vote of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the affected Class of the respective Fund. Any agreement related to the Plan may be terminated at any time, without the payment of any penalty, by a majority vote of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the applicable Class of the respective Fund on not more than sixty days’ written notice to any other party to the agreement and will automatically terminate in the event of its assignment. This Plan may remain in effect with respect to a Fund even if the Plan has been terminated in accordance with this Section 7 with respect to another Fund.

Section 8.

Payment of Annual Fee in Event of Noncontinuance or Termination. If the Plan is terminated and not continued, the Underwriter is not legally entitled to any payments for amounts expended but not yet recovered. However, the Trust’s Board of Trustees reserves the right to make payments to the Underwriter notwithstanding a termination or noncontinuance.

Section 9.

Amendments. The Plan may not be amended so as to increase materially the amount of the fee described in Section 1 above payable by a Fund with respect to Class A or Class C shares of such Fund unless the amendment is approved by a vote of at least a majority of the outstanding voting securities of the affected Class of shares of the respective Fund. In addition, no material amendment to the Plan may be made unless approved by the Trust’s Board of Trustees in the manner described in Section 5 above.

Section 10.

Selection of Certain Trustees. While the Plan is in effect, the selection and nomination of the Trust’s Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

Section 11.

Written Reports. In each year during which the Plan remains in effect, any person authorized to direct the disposition of moneys paid or payable by a Fund pursuant to the Plan or any related agreement will prepare and furnish to the Trust’s Board of Trustees, and the Board will review, at least quarterly, written reports, complying with the requirements of Rule 12b-1, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

Section 12.

Preservation of Materials. The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 11 above for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

Section 13.

Meanings of Certain Terms. As used in the Plan, the terms “interested person” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the Act and the rules and regulations under the Act, subject to any exemption that may be granted to a Fund under the Act by the Securities and Exchange Commission.

Section 14.

Limitation of Liability. The execution of the Plan by an officer of the Trust has been authorized by the Trust’s Board of Trustees. In undertaking those actions, the officer and the Board of Trustees have each acted on behalf of the respective Fund. In addition, the obligations imposed under the Plan are binding only upon the assets and property of the respective Fund and are not binding upon the officer executing the Plan, the Trust’s Board of Trustees or another Fund.

IN WITNESS WHEREOF, the Trust has executed the amended Plan on behalf of each Fund as of August 1, 2016.

The Integrity Funds on behalf of the Funds

By:

____________________________________

President

Dated: August 1, 2016

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EXHIBIT A

Williston Basin/Mid-North America Stock Fund
Integrity Growth & Income Fund
Integrity High Income Fund
Integrity Dividend Harvest Fund
Integrity Energized Dividend Fund

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